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                            [BIOGEN, INC. LETTERHEAD]

                                                                   EXHIBIT 10.53

                                                       PERSONAL AND CONFIDENTIAL

                                            April 2, 1996



Burt Adelman, M.D.
Vice President, Regulatory Affairs
Biogen Inc.
14 Cambridge Center
Cambridge, MA 02142

Dear Burt:

To confirm our recent discussions, your employment letter is hereby amended to include the following additional provisions, in recognition of your position as Vice President, Regulatory Affairs and an executive officer of Biogen.

1.   PERFORMANCE BONUS: Your performance bonus target is 25%.

2. SUPPLEMENTAL SAVINGS PLAN: You are eligible to participate in the Voluntary Executive Supplemental Savings Plan.

3. LIFE INSURANCE: You will be provided Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

4. TAX REVIEW/PREPARATION: You are entitled to the preparation and/or review, including review of estimated taxes of your annual Federal and State tax returns, which is currently administered through Price Waterhouse. The cost of this service is covered by Biogen.

5. INVOLUNTARY TERMINATION: If you are involuntarily terminated from employment with Biogen (other than for cause), Biogen will protect you by paying you a supplementary amount (the "Supplementary Amount") equal to your then present BASE salary for a period (the "Extra Period") ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e.,


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April 2, 1996
Burt Adelman, M.D.
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     health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. If you need continued coverage to prevent a gap in health coverage between your Biogen coverage and that at your new job, Biogen will extend such coverage for up to 30 days (to the extent that the Extra Period is less than 12 months) after you start your new job. The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new job.

                                             Sincerely,

                                             /s/ Frank A. Burke, Jr.

                                             Frank A. Burke, Jr.
                                             Vice President, Human Resources


cc:    Personnel File